COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS CALIFORNIA INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:
                      LEHMAN           DREYFUS
                     BROTHERS        CALIFORNIA
   PERIOD             10-YEAR       INTERMEDIATE
                     MUNICIPAL        MUNICIPAL
                   BOND INDEX *       BOND FUND

   4/20/92            10,000             10,000
   3/31/93            11,217             11,251
   3/31/94            11,533             11,647
   3/31/95            12,400             12,202
   3/31/96            13,500             13,025
   3/31/97            14,204             13,623
   3/31/98            15,678             14,818

* Source: Lehman Brothers